Exhibit 10.4

AMENDED: 9/08/06

2006 DIRECTORS ANNUAL COMPENSATION PROGRAM

AXIS Capital Holdings Limited (the “Company”) has established the 2006 Directors Annual Compensation Program (the “Program”) to compensate the directors of the Company for their service to the Board of Directors (the “Board”) and its committees.  The terms of the Program are as set forth herein.

1.             Eligibility.  Any member of the Board who is not an employee of the Company or any of its subsidiaries shall be entitled to the compensation specified herein and shall be a “Participant” in the Program from and after January 1, 2006 or, if later, the date on which such person becomes a member of the Board and is otherwise eligible to participate in the Program.  Members of the Board who become Participants after January 1 of any year shall be entitled to a pro rated portion of any cash compensation and shall not be entitled to any equity compensation (or cash compensation in lieu thereof) until January 1 of the next year.

2.             Cash Compensation.  Each Participant shall be entitled to a cash amount determined annually by the Compensation Committee of the Board (the “Committee”) consisting of an annual retainer and a meeting fee based on the number of Board and committee meetings held during the fiscal year, the number of presentations by the Company at which members of the Board are requested to attend, the number of committees on which the Participant serves and whether the Participant serves as a chairman of a committee or as the lead independent director.  Participants may elect to receive common shares of the Company in lieu of the cash compensation that would otherwise be payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective.  Any common shares issued to Participants pursuant to such election will be issued under the 2003 Directors Long-Term Equity Compensation Plan or any similar plan subsequently adopted by the Board (the “Directors Plan”).

3.             Equity Compensation.  Each Participant shall be entitled to an annual award of $65,000 of restricted stock under the Directors Plan.  The number of shares of restricted stock awarded shall be determined using the fair market value of the common shares of the Company on the tenth business day after January 1 of each year.  Subject to the prior approval of the Compensation Committee, Participants may elect to receive cash compensation in lieu of the equity compensation that would otherwise be payable to them by notifying the Company of such election prior to January 1 of the year for which the election will be effective.  All awards of restricted stock shall be made effective as of the tenth business day after January 1 of each year.

4.             Vesting.  The restricted stock awarded to Participants shall vest six months after the date of grant.

5.             Payment.  Participants shall receive a lump sum cash payment of the annual retainer for any fiscal year prior to January 31 of that fiscal year (or, in the case of any person who becomes a Participant after January 31 of a fiscal year, as soon as practicable after the date on which such person becomes a participant, pro rated as provided in paragraph 1) and a lump sum cash payment of the meeting fees for any fiscal year prior to January 31 of the next fiscal year or, if earlier, within 60 days after retiring or resigning from the Board.

6.             Deferral.  Participants may elect to defer any cash compensation and any common shares or restricted stock received under the Program pursuant to the 2003 Directors Deferred Compensation Plan or any similar plan subsequently adopted by the Board.  To the extent applicable, all deferrals shall be made in accordance with section 409A of the U.S. Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder.

7.             Interpretation of Program.  The Committee shall have the authority to administer the Program, to conclusively make all determinations under the Program and to interpret the Program.  Any such determinations or interpretations made by the Committee shall be binding on all persons.

8.             Governing Law.  The Program shall be governed by the laws of Bermuda.

9.             Successors.  All obligations of the Company under the Program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

10.           Amendment and Termination.  This Program may be amended or terminated at any time by the Board; provided, that no amendment shall be given effect to the extent that it would have the effect of reducing a Participant’s existing awards under the Program.